Exhibit 99.3

Investors and Media:

Andy Kellogg & Kory Kutzke

(630) 824-1987

SUNCOKE ENERGY PARTNERS, L.P. DECLARES DISTRIBUTION OF $0.40 PER UNIT

LISLE, Ill. (July 16, 2018) — Today, the SunCoke Energy Partners, L.P. (NYSE: SXCP) Board of Directors declared a second quarter 2018 cash distribution of $0.40 per limited partnership unit, or $1.60 annualized. The second quarter 2018 distribution will be payable on September 4, 2018, to unitholders of record on August 15, 2018.

UPCOMING EVENTS

SXCP will host its second quarter 2018 earnings call at 10:00 am ET on July 26, 2018. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-833-236-5757 in the U.S. or 1-647-689-4185 if outside the U.S., confirmation code 4954699.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides export and domestic material handling services to coke, coal, steel, power and other bulk and liquids customers. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term, take-or-pay coke contracts that pass through commodity and certain operating costs. Our logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has approximately 55 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.suncoke.com.

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